U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR
15(d) OF
THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):  February 10,
2007


ASIA LINK, INC.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52249
(Commission File Number)

00-0000000
(I.R.S. Employer Identification No.)

444 Broadway 4th Floor, New York, New
York
10013
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code:  (212)
965-9166

3755 Avocado Blvd. Suite 229, La Mesa, CA 92041
(Former name or former address, if changed since last report)


ITEM 1. CHANGE IN CONTROL OF REGISTRANT

On February 6, 2007, Norman Reed ("Reed"), the sole shareholder of Asia Link, Inc. ("ASIA" "Company," or "Registrant"), entered into a Stock Purchase Agreement with ComedyNet.TV, Inc ("ComedyNet") pursuant to which ComedyNet.TV, Inc acquired 5,000,000 shares owned by Reed on February 10, 2007. The total consideration paid by ComedyNet for the shares was $25,000. ComedyNet used personal funds to purchase the Asia Link shares. Before this transaction there was no relationship between ComedyNet and the Company or Reed nor did ComedyNet own any securities of the Company. ComedyNet now owns 100% of the issued and outstanding shares of the Company. Simultaneously with this transaction, the Board of Directors of Asia Link nominated Mark Graff and Richard Kirby to the Board of Directors and all former officers and directors resigned. Mark Graff was then named Chief Executive Officer and President, and Richard Kirby was named the Chief Operations Officer and Secretary of the Company.

        Prior to the sale, Asia had 5,000,000 shares of common stock outstanding.

        Copy of the Stock Purchase Agreement reflecting the sale of the 5,000,000 shares is attached hereto as an exhibit.
The foregoing description is modified by such reference.

        The following table sets forth, as of February 6, 2007, certain information with respect to the Registrant's equity securities owned of record or beneficially by (i) each officer and director of the Registrant; (ii) each person who owns beneficially more than 5% of each class of the Registrant's outstanding equity securities; and (iii) all directors and executive officers as a group.

Title of
Class
Name and
Address of
Beneficial
Owner (1)
Amount and
Nature of
Beneficial
Ownership
Percent
of Class
(2)
Common
Stock
Norman Reed
3755 Avocado
Blvd., Suite
229
La Mesa, CA
92041
5,000,000
100%
Common
Stock
All Officers
and Directors
as a Group (1
person)
5,000,000
100%

(1)	Beneficial ownership has been determined in
accordance with Rule 13d-3 under the Exchange Act
and unless otherwise indicated, represents securities
for which the beneficial owner has sole voting and
investment power.
(2)	Based upon 5,000,000 shares issued and outstanding.

ITEM 5. OTHER EVENTS

As a result of the transaction as described under Item 1 above, the Company has relocated its offices to 444 Broadway 4th
Floor, New York, New York 10013


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

1.1.	Agreement for the Purchase of Common Stock dated as
of February 6, 2007, by and among Norman Reed,
ComedyNet TV, Inc and Asia Link, Inc.




SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


ASIA LINK, INC.



By: ____________________________
	Date: February 10, 2007
Name:  Mark Graff
Title:  President